FREE WRITING PROSPECTUS Dated September 24, 2024	Filed Pursuant to Rule 433 Registration No. 333-262894 Registration No. 333-262894-06

$777.250mm Ally Auto Receivables Trust (ALLYA) 2024-2

Jt-Leads: BofA(str), Barclays. JP Morgan

Co-Mgrs: Academy, Lloyds, SMBC

		OFFERED
CLS	AMT($MM)	AMT($MM)	WAL	S/F	BENCH	SPREAD	YLD	CPN	$PRICE
A-1	234.260	222.540	0.17	A-1+/F1+	I-CRV	<Retained>
A-2	346.500	329.170	0.84	AAA/AAA	I-CRV	+ 50	4.511	4.46	99.99265
A-3	396.500	376.670	2.19	AAA/AAA	I-CRV	+ 67	4.181	4.14	99.98966
A-4	75.170	71.410	3.49	AAA/AAA	I-CRV	+ 73	4.176	4.14	99.99973

Pricing Date : 9/24/24
Bill & Deliver : BofA	Offered Size : $777.250mm
Expected Ratings: S&P, Fitch	BBG Ticker : ALLYA 2024-2 SSAP: YAL2
ERISA Eligible : Yes	Format : Public/SEC Registered
Expected Settle : 09/27/24	First Pay : 10/15/24
Min Denoms : $1k x $1k	RR Compliance: US – Yes, EU - No
CUSIPs A-2 : 02007N AB4	Pricing Speed: 1.3% ABS to 10% Clean-Up Call
A-3 : 02007N AC2	Intexnet/CDI : basallya242 JU23
A-4 : 02007N AD0	www.dealroadshow.com/e/AART242

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.